Exhibit 3.14

ARTICLES SUPPLEMENTARY

DESIGNATING THE RIGHTS AND PREFERENCES

OF

5.875% SERIES C NON-CUMULATIVE PERPETUAL PREFERRED STOCK,

PAR VALUE $0.01 PER SHARE

OF

HUNTINGTON BANCSHARES INCORPORATED

Huntington Bancshares Incorporated, a corporation organized and existing under the laws of the State of Maryland (the “Corporation”), in accordance with the provisions of Section 2-208 of the Maryland General Corporation Law, does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article Fifth of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) and the Special Committee of the Board of Directors, by duly adopted resolutions, classified and designated 100,000 shares of the authorized but unissued serial preferred stock of the Corporation, par value $0.01 per share, as 5.875% Series C Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article Fifth of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

Part 1. Designation and Number of Shares. There is hereby classified out of the authorized and unissued shares of serial preferred stock of the Corporation a series of serial preferred stock designated as the “5.875% Series C Non-Cumulative Perpetual Preferred Stock” (the “Series C Preferred Stock”). The authorized number of shares of the Series C Preferred Stock shall be 100,000.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of these Articles Supplementary to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in these Articles Supplementary (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(b) “Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to the Series C Preferred Stock as to dividend rights or as to rights on liquidation, dissolution or winding up of the Corporation.

(c) “Liquidation Preference” means $1,000 per share of the Series C Preferred Stock.

(d) “Parity Stock” means Dividend Parity Stock and Voting Parity Stock.

Part 4. Certain Voting Matters. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of the Series C Preferred Stock and any Voting Parity Stock has been cast or given on any matter on which the holders of shares of the Series C Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amount of the shares voted or covered by the consent as if the Corporation were liquidated on the record date for such vote or consent, if any, or, in the absence of a record date, on the date for such vote or consent. For purposes of determining the voting rights of the holders of the Series C Preferred Stock under Section 7 of the Standard Provisions forming part of these Articles Supplementary, each holder will be entitled to one vote for each $1,000 of Liquidation Preference to which such holder’s shares are entitled. Holders of the Series C Preferred Stock shall have no voting rights, except as to certain matters set forth herein.

SECOND: The Series C Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors and a duly authorized committee of the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this fifteenth day of August, 2016.

ATTEST:		HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Richard A. Cheap	By:	/s/ Stephen D. Steinour	(SEAL)
Name:	Richard A. Cheap	Name:	Stephen D. Steinour
Title:	Secretary	Title:	Chairman, President, and Chief Executive Officer

STANDARD PROVISIONS

Section 1. General Matters. Each share of the Series C Preferred Stock shall be identical in all respects to every other share of the Series C Preferred Stock. The Series C Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Articles Supplementary (as defined below). The Series C Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to the Series C Preferred Stock:

(a) “Applicable Dividend Rate” means, when, as and if authorized by the Board of Directors or a duly authorized committee of the Board of Directors and declared by the Corporation, 5.875% per annum.

(b) “Appropriate Federal Banking Agency” means the Federal Reserve or any “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Articles Supplementary” means the Articles Supplementary relating to the Series C Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time, or the terms of the Series C Preferred Stock, as set forth in Article Fifth of the Charter, upon any restatement of the Charter.

(d) “Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to close.

(e) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(f) “Charter” means the charter of the Corporation.

(g) “DTC” means the Depository Trust Company, together with its successors and assigns.

(h) “Dividend Parity Stock” means any other class or series of stock of the Corporation that ranks equally with the Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(i) “Dividend Payment Date” has the meaning set forth in Section 3(a).

(j) “Dividend Period” has the meaning set forth in Section 3(a).

(k) “Dividend Record Date” has the meaning set forth in Section 3(a).

(l) “Federal Reserve” means the Board of Governors of the Federal Reserve System and its delegates.

(m) “Nonpayment Event” has the meaning set forth in Section 7(b).

(n) “Preferred Director” has the meaning set forth in Section 7(b).

(o) “Preferred Stock” means any and all series of serial preferred stock of the Corporation, including the Series C Preferred Stock.

(p) “Redemption Date” means any Dividend Payment Date on or after October 15, 2021.

(q) “Redemption Price” means $1,000 per share of the Series C Preferred Stock, plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends.

(r) A “Regulatory Capital Treatment Event” means the good faith determination by the Board of Directors or a duly authorized committee of the Board of Directors that, as a result of any (i) amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective (or will become effective) after the initial issuance of any share of the Series C Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective (or will become effective) after the initial issuance of any share of the Series C Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series C Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of all shares of the Series C Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve or other Appropriate Federal Banking Agency, as then in effect and applicable, for as long as any share of the Series C Preferred Stock is outstanding.

(s) “Standard Provisions” means these Standard Provisions that form a part of the Articles Supplementary relating to the Series C Preferred Stock.

(t) “Voting Parity Stock” means, with regard to any matter as to which the holders of the Series C Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Articles Supplementary, any and all series of Dividend Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of the Series C Preferred Stock shall be entitled to receive, on each share of the Series C Preferred Stock, if, when and as authorized by the Board of Directors, or any duly authorized committee of the Board of Directors, and declared by the Corporation but only out of legally available assets, non-cumulative cash dividends with respect to each Dividend

Period (as defined below), which shall accrue at a rate per annum equal to the Applicable Dividend Rate on the Liquidation Preference per share of the Series C Preferred Stock. Dividends are not mandatory. Such dividends shall not be cumulative and shall be payable quarterly in arrears on each January 15, April 15, July 15 or October 15, each such date, a “Dividend Payment Date,” beginning on October 15, 2016. A “Dividend Period” is the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on and include August 4, 2016. If any specified Dividend Payment Date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date will be the next succeeding Business Day and no additional dividends will accrue in respect of any payment made on the next succeeding Business Day.

Dividends that are payable on the Series C Preferred Stock in respect of any Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. The Corporation shall not pay interest or any sum or money instead of interest on any dividend payment that may be in arrears on the Series C Preferred Stock.

Dividends that are payable on the Series C Preferred Stock on any Dividend Payment Date will be payable to holders of record of the Series C Preferred Stock as they appear on the books of the Corporation on the applicable record date, which shall be the first day of the month in which the relevant Dividend Payment Date occurs, or such other record date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors or any duly authorized committee of the Board of Directors (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of the Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series C Preferred Stock as specified in this Section 3. If the Board of Directors (or a duly authorized committee of the Board of Directors) does not authorize and the Corporation does not declare a dividend on the Series C Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period, no dividend shall be payable on the applicable Dividend Payment Date, and the Corporation shall have no obligation to pay any dividend for such Dividend Period, whether or not the Board of Directors (or a duly authorized committee of the Board of Directors) authorizes and the Corporation declares a dividend for any future Dividend Period with respect to the Series C Preferred Stock or at any future time with respect to any other class or series of the Corporation’s capital stock.

(b) Priority of Dividends. So long as any share of the Series C Preferred Stock remains outstanding unless (i) the full dividends for the most recently completed Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of the Series C Preferred Stock and (ii) the Corporation is not in default on its obligation to redeem any shares of the Series C Preferred Stock that have been called for redemption, (1) no dividend or other distribution shall be declared, paid or set aside for payment and no distribution shall be declared, made or set aside for payment on any Junior Stock (other than dividends payable solely in Junior Stock or any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under such plan) and (2) no shares of Junior Stock or Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly. The foregoing limitations shall not apply to (i) reclassification of Junior Stock for or into other Junior Stock or reclassification of Parity Stock for or into other Parity Stock, (ii) pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such Parity Stock, (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or the exchange or conversion of Parity Stock for or into other Parity Stock or Junior Stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or Parity Stock, (v) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employee contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants of the Corporation, (vi) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business, (vii) purchases of shares of Junior Stock or Parity Stock pursuant to a contractually binding requirement to buy Junior Stock or Parity Stock existing prior to the most recently completed Dividend Period, including under a contractually binding stock repurchase plan, (viii) purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (ix) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary and (x) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries, including as trustees or custodians). No monies shall be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation.

If dividends are not paid in full upon the shares of the Series C Preferred Stock and any shares of Dividend Parity Stock, all dividends declared for payment on the Series C Preferred Stock and all such Dividend Parity Stock and payable on such Dividend Payment Date (or, in the case of Dividend Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared so that the respective amounts of such dividends due on shares of dividends declared per share shall bear to each other the same ratio between the current and unpaid dividends due on the Series C Preferred Stock and (i) in the case of any series of non-cumulative Dividend Parity Stock, the aggregate of the current and unpaid dividends due on such series of Preferred Stock and (ii) in the case of any series of cumulative Dividend Parity Stock, the aggregate of the current and accumulated and unpaid dividends due on such series of Preferred Stock.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors, may be declared and paid on the Common Stock and any other Junior Stock, from time to time out of any assets legally available for such payment, and the holders of the Series C Preferred Stock or Dividend Parity Stock shall not be entitled to participate in any such dividends. Holders of the Series C Preferred Stock shall not be entitled to receive any dividends not authorized by the Board of Directors (or a duly authorized committee of the Board of Directors) and declared by the Corporation and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so authorized and declared.

Dividends on the Series C Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including the applicable capital adequacy guidelines of the Federal Reserve or, as and if applicable, the capital adequacy guidelines or regulations of any successor or other Appropriate Federal Banking Agency.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of the Series C Preferred Stock shall be entitled to receive for each share of the Series C Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, and subject to the rights of holders of any securities ranking senior to the Series C Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to the Series C Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Preference and (ii) the amount of any declared and unpaid dividends prior to the date of payment (but without any amount in respect of dividends that have not been declared prior to such payment date). After payment of the full amount of such liquidating distribution, the holders of the Series C Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b) Partial Payment. If in any distribution described in Section 4(a) above, the assets of the Corporation or the proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of the Series C Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with the Series C Preferred Stock as to such distribution, holders of the Series C Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of the Series C Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with the Series C Preferred Stock as to such distribution has been paid in full, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of the Series C Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Series C Preferred Stock may not be redeemed prior to October 15, 2021. After October 15, 2021, the Corporation may, at its option, on any Dividend Payment Date, subject to the prior approval of the Federal Reserve or other Appropriate Federal Banking Agency, redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of the Series C Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the Liquidation Preference, plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends, on the Series C Preferred Stock prior to the date fixed for redemption.

Notwithstanding the foregoing, within 90 days of the Corporation’s good faith determination that a Regulatory Capital Treatment Event has occurred, it may, at its option, subject to the prior approval of the Federal Reserve or other Appropriate Federal Banking Agency, upon notice given as provided in Section 5(c) below, redeem, all (but not less than all) of the shares of the Series C Preferred Stock at the time outstanding at a redemption price equal to the Liquidation Preference, plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends on the Series C Preferred Stock prior to the date fixed for redemption.

The redemption price for any shares of the Series C Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) representing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Series C Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of the Series C Preferred Stock will have no right to require redemption or repurchase of any shares of the Series C Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of the Series C Preferred Stock shall be given to the holders of record of the shares to be redeemed either by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation (provided that, if the Series C Preferred Stock is held in book-entry form through the DTC, the Corporation may give such notice in any manner permitted by the DTC), or by such other method approved by the depositary for the Series C Preferred Stock, in its reasonable discretion. Such notice shall be mailed not less than 30 days nor more than 60 days prior to the applicable Redemption Date. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of the Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series C Preferred Stock. Each notice of redemption given to a holder shall state: (1) the applicable Redemption Date; (2) the number of shares of the Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; (4) the place or places where the certificates representing shares of the Series C Preferred Stock are to be surrendered for payment of the Redemption Price; and (5) that dividends on the shares of the Series C Preferred Stock to be redeemed shall cease to accrue on the applicable Redemption Date.

(d) Partial Redemption. In case of any redemption of only part of the shares of the Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot, or in such other manner as the Board of Directors or any duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, and to the prior approval of the Federal Reserve or other applicable Appropriate Federal Banking Agency, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of the Series C Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the Redemption Date specified in the notice, all funds necessary for the redemption have been deposited by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares of the Series C Preferred Stock called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after such Redemption Date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company out of the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the redemption depository any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the applicable Redemption Date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares of the Series C Preferred Stock called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest thereon.

(f) Status of Redeemed Shares. Shares of the Series C Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock undesignated as to series, provided that any such cancelled shares of the Series C Preferred Stock may be reissued only as shares of any series of Preferred Stock other than the Series C Preferred Stock.

Section 6. No Conversion Rights. Holders of the Series C Preferred Stock shares shall have no right to exchange or convert such shares into any other class or series of the Corporation’s securities.

Section 7. Voting Rights.

(a) General. The holders of the Series C Preferred Stock shall not have any voting rights except as set forth below.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of the Series C Preferred Stock, or any other class or series of Preferred Stock that ranks on parity with the Series C Preferred Stock as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive (a “Nonpayment Event”), the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Series C Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders or at a special meeting called for that purpose prior to such next annual meeting (provided, that proper notice has been delivered in accordance with the Charter and the Bylaws), and at each subsequent annual meeting of stockholders until full dividends have been declared and paid on the Series C Preferred Stock and any other class or classes of Preferred Stock that is Dividend Parity Stock for at least four consecutive Dividend Periods after the Nonpayment Event, except as provided by law, subject to revesting in the event of each and every subsequent Nonpayment Event. When dividends have been declared and paid in full on the Series C Preferred Stock for four consecutive Dividend Periods after a Nonpayment Event, then the right of the holders of the Series C Preferred Stock to elect the Preferred Directors shall cease (but subject always to re-vesting of such voting rights in the case of any future Nonpayment Event), and the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the Corporation’s authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, by the holders of a majority of the shares of the Series C Preferred Stock entitled to be voted thereon (together with holders of any Voting Parity Stock, whether or not the holders of such Preferred Stock would be entitled to vote for the election of directors if such default in dividends did not exist). If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose, by means of written consent, a successor who shall hold office for the unexpired term in respect of which such vacancy occurred, or if none remains in office, by a vote of the holders of a majority of (i) the outstanding shares of the Series C Preferred Stock, and (ii) the outstanding shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class.

(c) Class Voting Rights as to Particular Matters. So long as any shares of the Series C Preferred Stock are outstanding, the vote or consent of the holders of at least 66 2/3% of the shares of the Series C Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing or by electronic consent without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment, supplement or alteration of the Articles Supplementary or the Charter to issue, authorize or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or evidencing the right to purchase, any class or series of capital stock of the Corporation ranking senior to the Series C Preferred Stock;

(ii) Amendment of the Series C Preferred Stock. Any amendment of the Articles Supplementary or any other articles supplementary classifying any other series of Preferred Stock or to the Charter, so as to adversely affect the powers, preferences, privileges or rights of the Series C Preferred Stock, taken as a whole (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise); or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series C Preferred Stock, or of a merger or consolidation of the Corporation with or into another corporation or other entity, unless in each case (x) the shares of the Series C Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series C Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), the authorization, creation and issuance, or an increase in the authorized or issued amount of, Junior Stock or any series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for Junior Stock or any series of Preferred Stock, that by its terms expressly provides that it ranks pari passu with the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon our liquidation, dissolution or winding-up shall not be deemed to adversely affect the powers, preferences, privileges or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of the Series C Preferred Stock. The holders of the Series C Preferred Stock shall have exclusive voting rights on any Charter amendment, including any amendment to the Articles Supplementary, that would alter the contract rights, as expressly set forth herein, of the Series C Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of the Series C Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Series C Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of the Series C Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which the Series C Preferred Stock is listed or traded at the time.

Section 8. No Preemptive Rights. No share of the Series C Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series C Preferred Stock may deem and treat the record holder of any share of the Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 10. Notices. All notices or communications in respect of the Series C Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or by such other method approved by the depositary, in its reasonable discretion, not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof, or if given in such other manner as may be permitted in this Articles Supplementary, in the Charter or the Bylaws or by applicable law. Notwithstanding the foregoing, if shares of the Series C Preferred Stock are issued in book-entry form through DTC or any similar facility, such notices may be given to the holders of the Series C Preferred Stock in any manner permitted by DTC or such facility.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of the Series C Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

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